Exhibit 99.1

Walgreens Boots Alliance Appoints Marco Pagni as Executive Vice President

and Global Chief Legal and Administrative Officer

•	Company also appoints Jan Stern Reed as senior vice president and general counsel for Walgreens Boots Alliance, and corporate secretary to the board of directors; Reed will also retain previous role as general counsel for Walgreen Co.

•	Pagni, who previously served as general counsel and company secretary of Alliance Boots and held senior management positions for McDonald’s and Texas Instruments, will oversee global legal affairs for Walgreens Boots Alliance and its divisions, including strategy and mergers and acquisitions.

DEERFIELD, Ill., 2 February 2015 – Walgreens Boots Alliance, Inc. (Nasdaq: WBA) today announced the appointment of Marco Pagni, formerly group legal counsel and chief administrative officer of Alliance Boots, as executive vice president and global chief legal and administrative officer, effective 2 February 2015.

In this role, Pagni will oversee all global legal affairs for Walgreens Boots Alliance and its divisions, including strategy and mergers and acquisitions, working with acting chief executive officer Stefano Pessina.

From 2007, Pagni served as group legal counsel and chief administrative officer of Alliance Boots. Previously, he was general counsel and company secretary for Alliance Boots, having joined Alliance UniChem, a predecessor company, in the same position in 2003. Prior to this, Pagni served at McDonald’s Corporation for 10 years in a number of senior management positions across the world, including in the USA and UK, such as vice president of international development, and vice president, general counsel, international. Pagni has also held significant roles at Texas Instruments. He attended Keble College, Oxford, and holds both a BA in law and a BCL from Oxford University. He began his career as a lecturer in undergraduate law at Oxford University and in 1988 was admitted to practice law by the Bar of England and Wales.

The company also appointed Jan Stern Reed, most recently corporate vice president, general counsel for Walgreen Co., as senior vice president, general counsel and corporate secretary for Walgreens Boots Alliance. She will also continue serving as general counsel for Walgreen Co.

Reed joined Walgreens in 2013 as corporate vice president and deputy general counsel, becoming general counsel for Walgreens in 2014. Previously she served as executive vice president of human resources, general counsel and corporate secretary at Solo Cup Company, and prior to that as associate general counsel, chief governance officer and corporate secretary at Baxter International Inc. Reed earned a bachelor’s degree from the University of Michigan and a JD from Northwestern University, and is a member of the Illinois Bar.

“As Walgreens Boots Alliance continues to establish an exceptional global leadership team, we welcome Marco to this important senior management position as the company’s Chief Legal and Administrative officer. We also congratulate Jan on her new role as general counsel of Walgreens Boots Alliance and

Walgreens Boots Alliance, Inc.  |  walgreensbootsalliance.com

corporate secretary to our board,” said Jim Skinner, Walgreens Boots Alliance executive chairman. “Having worked with Marco while at McDonald’s, and Jan at Walgreens, I have experienced first-hand what top-notch leaders, professionals and individuals they are. I am confident that Marco and Jan are the right choices to help support the company’s vision, growth and value-creation strategies going forward.”

Stefano Pessina, Executive Vice Chairman and acting Chief Executive Officer, said, “As colleagues who have collaborated closely for more than a decade, I look forward to continuing to count not only on Marco’s unmatched experience and expertise in both the global legal and corporate administrative areas, but also his keen strategic business sense in driving growth and value. With the support of Jan Reed in her new leadership and senior advisory role for the global enterprise as general counsel and corporate secretary, I have every confidence that Marco and the rest of his team will play a leading role in the ongoing development and success of Walgreens Boots Alliance.”

Notes to Editors:

About Walgreens Boots Alliance

Walgreens Boots Alliance (Nasdaq: WBA) is the first global pharmacy-led, health and wellbeing enterprise in the world.

The company was created through the combination of Walgreens and Alliance Boots in December 2014, bringing together two leading companies with iconic brands, complementary geographic footprints, shared values and a heritage of trusted health care services through pharmaceutical wholesaling and community pharmacy care, dating back more than 100 years.

The company employs over 370,000 people and has a presence in more than 25* countries; it is the largest retail pharmacy, health and daily living destination in the USA and Europe. Including its equity method investments, Walgreens Boots Alliance is the global leader in pharmacy-led, health and wellbeing retail with over 12,800* stores in 11* countries. The company includes the largest global pharmaceutical wholesale and distribution network with over 340* distribution centers delivering to more than 180,000† pharmacies, doctors, health centers and hospitals each year in 19* countries. In addition, Walgreens Boots Alliance is the world’s largest purchaser of prescription drugs and many other health and wellbeing products.

Its portfolio of retail and business brands includes Walgreens, Duane Reade, Boots and Alliance Healthcare, as well as increasingly global health and beauty product brands, such as No7 and Botanics. More company information is available at www.walgreensbootsalliance.com.

*As at 30 November 2014 including equity method investments on a pro-forma basis

†For year ended 30 November 2014 including equity method investments on a pro-forma basis

Media Relations	Contact
USA / Michael Polzin International / Laura Vergani	+1 847 315 2935 +44(0)207 980 8585

Investor Relations	Contact
USA / Ashish Kohli UK / Gerald Gradwell	+1 847 315 3810 +44(0)207 980 8527

Cautionary Note Regarding Forward-Looking Statements: Statements in this release that are not historical are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “likely,” “outlook,” “forecast,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “goal,” “target,” “continue,” “sustain,” “synergy,” “on track,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, including, but not limited to, those described in Item 1A (Risk Factors) of the Walgreen Co. most recent Annual Report on Form 10-K, as amended, which is incorporated herein by reference, and in other documents that Walgreen Co. or Walgreens Boots Alliance, Inc. files or furnishes with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, we do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date of this release, whether as a result of new information, future events, changes in assumptions or otherwise.